Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 17th day of December, 2015 (the “Effective Date”), by and between MYOS Corporation, a Nevada corporation (the “Company”), and K. Bryce Toussaint (the “Executive”).

WHEREAS, the Company and Executive desire to enter into an employment agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Employment.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

2.           Term.  The employment of the Executive by the Company shall terminate on the second anniversary of the Effective Date (the “Initial Term”), unless sooner terminated as hereinafter provided.  Following the Initial Term, this Agreement shall be automatically renewed for successive additional one (1) year terms (each a “Renewal Term” and together with the Initial Term, the “Term”), unless either party gives prior written notice of non-renewal to the other party at least sixty (60) days prior to the termination date of the Initial Term or the then current Renewal Term, as applicable.

3.           Positions and Duties.  The Executive shall serve as Chief Executive Officer of the Company and shall have such duties and responsibilities commensurate with such positions and such additional duties and responsibilities commensurate with such position as may be assigned to him from time to time by the Company’s Board of Directors.  Executive shall have the authority as is commensurate for performance of his duties and responsibilities, subject to the terms of this Agreement and to the authority of the Company’s Board of Directors.  During the Term, the Executive shall devote his full business time, attention, skill and efforts to the business and affairs of the Company.  Notwithstanding the foregoing, the Executive may engage reasonable amounts of time in charitable, educational, religious, civic and professional activities, provided that such activities do not materially interfere with the services required to be rendered to the Company hereunder and do not violate the restrictive covenants set forth in Section 10 below. The Executive shall not, directly or indirectly, enter into any contractual or other relationship with any contractor, supplier, vendor, consultant or customer of the Company without the Company’s prior written consent.

4.           Compensation and Related Matters.  For services rendered by the Executive hereunder during the Term, the Executive shall be compensated as follows:

(a)           Base Salary. The Company shall pay the Executive a base salary (the “Base Salary”) to be determined, from time to time, by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors).  The initial Base Salary for the first year following the Effective Date shall be Two Hundred and Forty Thousand ($240,000.00) per annum.  The Base Salary shall be payable in accordance with the Company’s customary payroll practices, but in no event less frequently than semi-monthly.  The Company shall review the Executive’s performance and Base Salary at least annually during normal Company salary reviews, and any adjustments to the Base Salary shall be determined by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors), in its sole discretion.

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(b)           Cash Bonus. The Executive may receive an annual cash bonus in an amount up to 100% of his then current Base Salary, as may be determined by the Board of Directors (or the Compensation Committee of the Board of Directors), in its sole discretion, in light of the Company’s then existing and expected business, the Executive’s performance, the then-prevailing industry standards (for similarly situated companies) and the bonuses to be paid to other officers of the Company.  The cash bonus will be determined and paid upon the Board of Directors’ approval of the Company’s annual report on Form 10-K.

(c)           Benefits. In addition to, and not in limitation of, the rights afforded the Executive hereunder, the Executive shall be entitled to participate in all compensation and employee benefit plans or programs generally available to all employees of the Company, to the fullest extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof including, without limitation, incentive compensation, bonus, group hospitalization, health, dental care, life, disability or other insurance, tax-qualified and non-qualified pension, savings, thrift and profit-sharing plans, termination or severance pay programs, sick-leave plans, travel or accident insurance, automobile allowance or automobile lease plans, and executive compensation plans, and equity compensation programs, including, without limitation, capital accumulation programs, stock purchase, restricted stock and stock option plans (such plans and programs,  collectively, the “Employee Benefit Plans”).

(d)           Expenses.  The Company shall reimburse the Executive for all reasonable out-of-pocket travel or other business expenses actually incurred or paid by the Executive in connection with the performance of his duties and obligations under this Agreement, subject to the Executive’s presentation of itemized vouchers, receipts and documentation and consistent with the reimbursement policies and procedures as the Company may, from time to time, establish for senior officers.

(e)           Vacation.  Executive shall be entitled to four (4) weeks of paid vacation per year.  The Executive shall take his vacation at such time or times as the Executive and the Company shall determine to be mutually convenient.  In addition, Executive shall be entitled to all other holidays, sick days and personal days as are consistent with the Company’s policies in effect from time to time.

(f)           Directors and Officers Insurance.   During the Term, the Company shall maintain insurance covering its directors and officers, including the Executive, against lawsuits for errors, omissions and other liabilities, containing minimum coverage amount of $5,000,000 in the aggregate; provided, however, that the amount of the insurance coverage and deductible may be adjusted by the Company with the Executive’s approval.

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(g)           Stock Grant.  The Company shall grant Executive Forty-Six Thousand (46,000) shares of the Company’s common stock (the “Restricted Shares”) in accordance with the Company’s 2012 Equity Incentive Plan, as amended (the “Plan”). The Restricted Shares shall be issued to the Executive in accordance with the following schedule: (i) 10,000 Restricted Shares shall be issued upon the execution of this Agreement, (ii) an additional 10,000 Restricted Shares shall be issued upon the second closing of the transactions contemplated by that certain Securities Purchase Agreement (the “Financing”), dated the date hereof, by and between the Company and RENS Technology Inc. (“RENS”), (iii) an additional 10,000 Restricted Shares shall be issued upon the third closing of the Financing, (iv) an additional 2,000 Restricted Shares shall be issued upon the Company achieving annual “net revenues” (as reported in the Company’s most recent periodic report filed with the Securities and Exchange Commission) of a minimum of $10.0 million, excluding net revenues derived from China (including mainland China, Hong Kong, Macau and Taiwan) and all countries in Southeast Asia, (v) an additional 4,000 Restricted Shares shall be issued upon the Company achieving annual “net revenues” (as reported in the Company’s most recent periodic report filed with the Securities and Exchange Commission) of a minimum of $20.0 million excluding net revenues derived from China (including mainland China, Hong Kong, Macau and Taiwan) and all countries in Southeast Asia, and (vi) an additional 10,000 Restricted Shares shall be issued upon the Company achieving a market capitalization of a minimum of $100.0 million (based on the 30-day volume weighted average price of the Company’s common stock (“VWAP”). For purposes of this Section 4(g), VWAP means, for any date, the price determined by the daily volume weighted average price of the Company’s common stock for such date (or the nearest preceding date) on the trading market on which the common stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time). Each issuance of the Restricted Shares shall vest in four (4) equal semi-annual installments commencing on the date of issuance, subject to Executive’s employment with the Company on the applicable vesting date.  The Restricted Shares shall be subject to the terms and provisions of the Plan. The Executive agrees and acknowledges that any sale of the Restricted Shares shall comply with the Company’s insider trading policy. The Executive further agrees and acknowledges that the Restricted Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act of 1933, as amended, and therefore may not be sold or otherwise disposed of by Executive in any manner that would constitute a violation of any applicable federal or state securities laws, any rules of any national securities exchange on which the Company’s securities may be traded, listed or quoted, or in violation of any Company policy.  Upon the termination of the Executive’s employment, all unvested Restricted Shares shall immediately be deemed forfeited and cancelled as of the Date of Termination (as defined below).  Notwithstanding the foregoing, upon the consummation of a transaction resulting in a Change in Control (as defined below), all unvested Restricted Shares shall be accelerated and deemed fully vested as of the effective date of the consummation of such Change in Control transaction.

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5.           Early Termination.  This Agreement may terminate prior to expiration of the Initial Term or the then current Renewal Term as provided in accordance with Section 2 above, or by reason of any of the following:

(a)           By Company for Cause.   The Company may terminate this Agreement for “Cause” (as defined below).   For purposes of this Agreement, “Cause” shall mean: (i) the gross and willful misconduct on the part of the Executive in connection with the performance of his duties and responsibilities hereunder; (ii) the breach by Executive of  any material provision of this Agreement, which breach shall remain uncured by the Executive fourteen (14) days after receipt of the Company’s notice of breach (provided, however, that if, in the reasonable judgment of the Company, such breach is not curable, then the Company is not obligated to provide such fourteen (14) day cure period and shall have the right to immediately terminate this Agreement);  (iii) commission by Executive of fraud, embezzlement, misrepresentation or an act of dishonesty in connection with his duties or employment hereunder; (iv) the commission of a felony or a misdemeanor involving moral turpitude; (v) Executive has willfully and repeatedly refused or failed to follow specific, lawful and reasonable directions of the Board of Directors and the failure of the Executive to remedy such refusal or failure fourteen (14) days after of receipt of the Company’s written notice thereof; (vi) the violation by Executive of any statutory or common law duty of loyalty to the Company as determined in an arbitration or final  judgment by a court of competent jurisdiction or (vi) in the event the first closing, the second closing or the third closing of the Financing is not consummated.

(b)           By Executive for Good Reason.   The Executive may terminate this Agreement for “Good Reason” (as defined below).  For purposes of this Agreement, “Good Reason” shall mean: (i) the breach by the Company of  any material provision of this Agreement, which breach shall remain uncured by the Company thirty (30) days after receipt of the Executive’s notice of breach; (ii) the relocation of the principal location of Executive’s employment outside of a 50-mile radius from Cedar Knolls, New Jersey, without Executive’s prior written consent; (iii) any diminution in Executive’s title; or (iv) following a Change in Control, if there shall be: (A) any material diminution in the duties of Executive, or (B) any material reduction or diminution of the compensation due the Executive pursuant to Section 4 hereof or any material diminution of the rights granted to the Executive under this Agreement, except for across-the-board salary reductions similarly affecting all executives or senior officers of the Company; provided, that in all events the termination of Executive’s service with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than six (6) months following the initial existence of the occurrence of the event or condition claimed to constitute “Good Reason.”

(c)           Death or Disability of Executive.   This Agreement shall terminate immediately upon the death of Executive or the Company’s determination of Executive’s “Disability” (as defined below).  For purposes of this Agreement, “Disability” shall mean: (i) that the Executive is permanently disabled so as to qualify for full benefits under the Company’s then-existing disability insurance policy; or (ii) if the Company does not maintain any such disability policy on the date of determination, the inability of the Executive to work for a period of ninety (90) days during any twelve (12) consecutive calendar month period due to illness or injury of a physical or mental nature, supported by the completion by the Executive’s attending physician or a doctor for the Company or its insurer of a medical certification form outlining the disability and treatment.

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6.           Severance Provisions Generally.

(a)           Any termination of Executive’s employment by the Company shall be communicated by written Notice of Termination to Executive and any termination by the Executive of his employment shall be communicated by written Notice of Termination to the Company.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b)           For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated for Cause or without Cause by the Company, the date specified in the Notice of Termination, (iii) if the Executive’s employment is terminated as a result of a Disability, the date on which the Company determines that the Executive is Disabled, and (iv) if the Executive terminates his employment for Good Reason or otherwise voluntarily terminates his employment without Good Reason, the date specified in the Notice of Termination.

(c)           If this Agreement is terminated by the Company for Cause or by reason of Executive’s death or Disability or if this Agreement is terminated by the Executive without Good Reason, then the Company shall pay Executive the following:

(i)	Accrued and unpaid Base Salary up to and including the Date of Termination;
(ii)	Accrued and unpaid benefits to the Executive under Employee Benefit Plans up to and including the Date of Termination; and
(iii)	In the case of termination by reason of Executive’s death, the retention of the Restricted Shares to the extent vested as of immediately prior to the Date of Termination.

For the avoidance of doubt, all unvested Restricted Shares shall be deemed forfeited and cancelled as of the Date of Termination in the case of termination by the Company for Cause or by Executive without Good Reason.

(d)           If this Agreement is terminated by the Company (other than a termination by the Company for Cause or by reason of Executive’s death or Disability ) or by the Executive with Good Reason, then the Company shall pay Executive the applicable severance payments as set forth in Section 7. Said severance payments shall be payable in equal installments semi-monthly over the applicable severance period in accordance with the Company’s customary payroll practices.

(e)           If this Agreement is terminated by the Company (or its successor) in connection with or as a result of a Change in Control, then the Company shall pay Executive the severance payments as set forth in Section 8 below.

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(f)           Executive shall not be required to mitigate (by seeking any other employment, self-employment or any other income producing pursuit) any amounts or benefits payable to him upon termination of this Agreement.

(g)           Executive shall not be required to set off against any amounts or benefits payable to him upon termination of his employment under this Agreement, any compensation for other employment, consultancy or unemployment benefits received while he is receiving payments and benefits under this Agreement.

7.           Severance Payments. So long as Executive has served as an executive of the Company for twelve (12) months from the date hereof, the Company shall provide Executive the following severance amounts:

(i)	Accrued and unpaid Base Salary up to and including the Date of Termination;
(ii)	Accrued and unpaid benefits to the Executive under Employee Benefit Plans up to and including the Date of Termination;
(iii)	The retention of the Restricted Shares to the extent vested as of the date immediately prior to the Date of Termination;
(iv)	Continued provision of Base Salary for the number of months equal to the years of service to the Company by Executive following the one-year anniversary of the Date of Termination; and
(v)	100% of COBRA premiums for Executive and his immediate family for six (6) months following the Date of Termination.

8.           Severance Due to a Change in Control.

(a)           For purposes of this Agreement, a “Change in Control” shall mean: (i) the sale, conveyance or disposition (in one or a series of related transactions) of all or substantially all of the stock or assets of the Company, or (ii) a consolidation or merger of the Company with or into any other corporation or corporations; provided, however, that a consolidation or merger involving the Company shall not be deemed to be a Change in Control if (A) the other party (or, if more than one, one of the other parties) to such transaction is an affiliate of the Company or (B) following completion of the transaction, the holders of shares of the Company’s capital stock immediately prior to the transaction, own shares which represent a majority of voting power of the surviving corporation (it being understood that for purposes of this Section 8, (X) the phrase “majority of the voting power” of a corporation shall mean a majority of all of the then outstanding capital stock of the corporation having voting power, and (Y) the phrase “affiliate of the Company” shall mean, with respect to the Company, any other person or entity which directly or indirectly controls, is controlled by or under common control with the Company. For the avoidance of doubt, the Financing or any other transaction with RENS or any of its affiliates shall not be deemed a Change in Control.

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(b)           If, at any time after the Effective Date, this Agreement is terminated by the Company (or its successor) in connection with or as a result of a Change in Control or by the Executive for Good Reason in connection with or following a Change in Control, and Executive has served as an executive of the Company for twelve (12) months from the date hereof, then the Company (or its successor) shall provide Executive the following severance amounts:

(i)	Accrued and unpaid Base Salary up to and including the Date of Termination;
(ii)	Accrued and unpaid benefits to the Executive under Employee Benefit Plans up to and including the Date of Termination;
(iii)	The retention of all Restricted Shares which shall be deemed fully vested as of the effective date of the consummation of the Change in Control transaction;
(iv)	Continued provision of Base Salary for the number of months equal to the years of service to the Company by Executive following the one-year anniversary of the Date of Termination; and
(v)	100% of COBRA premiums for Executive and his immediate family for six (6) months following the Date of Termination.

9.           Confidentiality.

(a)           “Confidential Information” shall mean all information (in written, oral or electronic form) of the Company and its affiliates that is designated by the Company as being confidential or should have been reasonably understood by Executive to be confidential.  Confidential Information shall include, without limitation, all documentation provided by the Company, including but not limited to, all inventions, technology, trade secrets, know-how, technical information and data, improvements, formulas, research, development, laboratory notebooks, processes, diagrams, designs, drawings, engineering, test procedures and specifications, manufacturing specifications, configurations, packaging, search results, and any documents or materials relating thereto, business, financial, accounting, insurance, and marketing information, analyses, forecasts, predictions or projections, documents, systems, specifications, research and development information, prices, proposed transaction terms and other commercial information and/or trade and business secrets.

(b)           Confidential Information shall not include information that: (i) is or becomes public domain through no action on the part of Executive; (ii) is lawfully obtained from any source other than the Company, without an obligation to keep it confidential; (iii) is previously known to Executive without an obligation to keep it confidential; (iv) is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that Executive shall first have given prior written notice to the Company so that the Company may seek a protective order requiring that the Confidential Information not be disclosed; or (v) is independently developed by Executive without the use of the Confidential Information.

(c)           Executive hereby agrees that, during the Term and for three (3) years thereafter, he:  (i) shall use the Confidential Information  solely in connection with the performance of his duties under this Agreement, and not for any other purpose whatsoever without the prior express written consent of the Company;  (ii)  shall not copy, disclose or reveal any of the Confidential Information to any third party without the prior express written consent of the Company; (iii) shall take  strict precautions to maintain the confidentiality of the Confidential Information received; (iv) shall, within five (5) days of a written request by the Company, destroy or return any and all copies on any media containing the Confidential Information.

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(d)           Unauthorized disclosure or use of Confidential Information may give rise to irreparable injury, which may not be adequately compensated by damages. In the event of a breach or threatened breach of this Section 9, the Company shall be entitled to a preliminary injunction and a temporary restraining order restraining the Executive from using or disclosing the Confidential Information or such other equitable relief as may be necessary to protect the interests of the Company.  Such remedy shall be additional to and not a limitation upon any other remedy which may otherwise be legally available to the Company, including but not limited to a remedy for actual damages occasioned by the breach of the terms of this Section 9 (which damages shall include costs, expenses and reasonable attorneys’ fees).

(e)           Executive acknowledges and agrees that he is aware that: (i) the Confidential Information may contain material, non-public information regarding the Company and/or its affiliates (“Insider Information”) and (ii) the United States securities laws prohibit any persons who have material, non-public information concerning the Company and/or its affiliates from purchasing or selling securities of the Company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. Accordingly, the Executive acknowledges and agrees to maintain all Confidential Information and material non-public information of the Company and/or its affiliates.   The Executive acknowledges and agrees that he will abide by all laws, rules and regulations relating to the handling of and acting upon Insider Information (including trading (directly or indirectly) while in possession of Insider Information or disclosing or utilizing Insider Information in connection with the purchase or sale of securities). Further, the Executive will not, and will use his best efforts to ensure that his affiliates (and any person acting on their behalf or in concert with them) will not, trade in the securities of the Company (including any securities convertible into such securities, or any other right to acquire such securities) on the basis of, or if and while it or its representatives are in possession of Insider Information until such time as the Company has publicly disclosed such information.

10.           Non-Competition and Non-Solicitation.

(a)           The Executive covenants and agrees that during the Term hereof and for a period of two (2) years following the termination of his employment hereunder (the “Restricted Period”), that he will not, directly or indirectly, at any time during the Term and/or the Restricted Period and anywhere within the continental United States:

  (i)   own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity which engages in any directly competitive line of business in which the Company is engaged during the Executive’s employment with the Company (including, but not limited to, the development and commercialization of therapeutic and dietary supplement products relating to myostatin inhibition and/or regulation); provided, however, that the foregoing shall not prevent the Executive from owning, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock traded or listed on a national securities exchange or in the over-the-counter market; and

       (ii)   solicit to employ or engage, for or on behalf of himself or any third party, any employee, vendor or agent of the Company.

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(b)           The Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the Term and/or the Restricted Period, solicit any customers of the Company (and/or its successor) with respect to products or services directly competitive with products or services then being sold by the Company (and/or its successor).

(c)           If any of the restrictions in this Section 10 shall be held by a court of competent jurisdiction to be unenforceable, illegal or invalid by reason of the extent, duration or geographical scope thereof or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and this Section 10, in its reduced form, shall remain valid,   in full force and effect and enforceable in the manner contemplated hereby.

11.          Ownership of Product Ideas and Assignment.

(a)           The Executive will disclose to the Company all Product Ideas.  For purposes of this Agreement, “Product Ideas” shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expressions, research, plans for products or services, marketing plans, original works of authorship, know how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology and designs, whether or not eligible for patent or copyright protection, which relate to the business of the Company, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Executive within the scope of Executive's employment, whether solely or jointly with other Company employees or consultants retained by Company during the Term.

(b)           The Executive acknowledges and agrees that the Product Ideas and any resulting patents or trademarks shall be the exclusive property of the Company, and that all of said Product Ideas shall be considered as “work made for hire” belonging to the Company.  To the extent any such Product Ideas, under applicable law, may not be considered work made for hire by the Executive for the Company, the Executive hereby assigns and, upon its creation, automatically and irrevocably assigns to the Company, without any further consideration, all right, title and interest in and to such Product Ideas, including, without limitation, any copyright, other intellectual property rights, all contract and licensing rights, and all claims and causes of action of any kind with respect to such materials.  The Company shall have the exclusive right to use the Product Ideas, whether original or derivative, for all purposes without additional compensation to the Executive.  At the Company’s expense, the Executive will assist the Company to perfect the Company’s rights in the Product Ideas and to protect the Product Ideas throughout the world, including, without limitation, promptly executing and delivering such patent, copyright, trademark or other applications, assignments, descriptions and other instruments and to take such actions for and on behalf of the Executive as may be necessary to vest title to and/or defend or enforce the rights of the Company in the Product Ideas.

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12.           Specific Performance; Injunctive Relief.  The Company and the Executive each acknowledge and agree that irreparable damage would occur in the event that the provisions of Sections 9, 10 or 11 of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of the such provisions of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which they may be entitled at law or equity.

13.           Indemnification.   The Company shall indemnify and hold harmless Executive to the maximum extent permitted by the Company’s Articles of Incorporation, By-Laws, and the Nevada Corporations Code, as amended.

14.           Withholding.  The Company shall be entitled to deduct and withhold, from the Base Salary, bonuses, severance payments and/or any other amounts otherwise payable pursuant to this Agreement, such amounts as the Company determines that it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended,   or any provision of state or local tax law, with respect to the making of such payment.

15.           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement other than Section 4 (it being acknowledged by the Parties that Section 4 is an integral and material part of this Agreement) is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

16.           Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or (unless otherwise specified) mailed by United States certified mail, return receipt requested, postage prepaid, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

If to Executive:

K. Bryce Toussaint

100 Crescent Court

Suite 700

Dallas TX 75201

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If to the Company:

MYOS Corporation

45 Horsehill Road, Suite 206

Cedar Knolls, NJ  07927

Attention: Chairman of the Board

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notice of change in address shall be effective only upon receipt.

17.           Assignment.  This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to, or assign of, its business and will inure to the benefit and be binding upon any such successor or assign.  The term the “Company” as used throughout this Agreement shall include (i) any successors or assigns of Company, and (ii) any successor, individual, association, partnership or corporation to which all or substantially all of the business, stock or assets of the Company shall have been transferred, and (iii) any other corporation into or with which Company shall have or has been merged, consolidated, reorganized or absorbed, all of whom shall be bound by the provisions of this Agreement, provided that no such assignment, sale of assets, merger or other such event shall relieve the Company, of its obligations hereunder.

18.           Counterparts.  This Agreement may be executed in several counterparts, each of which may be delivered by and among the parties by facsimile or other electronic transmission and each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and fully supersedes any and all prior agreements between the parties hereto respecting the Executive’s employment.  In addition, no amendment or modification to this Agreement shall be valid unless set forth in writing and signed by each of the parties.

20.           Headings.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

21.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles.

22.           Representations.

(a)           Executive’s Representations.   Executive hereby represents and warrant to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by all of the parties hereto, this Agreement shall be valid and binding obligation of Executive, enforceable in accordance with its terms.

(b)           Company’s Representations.   Company hereby represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Company is a party or by which Company is bound, (ii) this Agreement has been duly approved by its Board of Directors (or the Compensation Committee of the Board of Directors) and the undersigned signatory of the Company has authority to execute this Agreement on behalf of the Company, and (iii) upon the execution and delivery of this Agreement by all parties hereto, this Agreement shall be the valid and binding obligation of Company, enforceable in accordance with its terms.

23.           Survival.   Sections 4(f), 4(g), 6, 7, 8, 9, 10, 11, 12, 13, 14, 19, 21, 23 and 24 shall survive the termination of this Agreement.

24.           Attorneys Fees.  The parties shall be responsible for their own respective costs and expenses incurred in connection with negotiation and execution of this Agreement and any dispute involving this Agreement, including attorneys’ fees and costs.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

MYOS CORPORATION

By:	/s/ Robert J. Hariri
Name:	Robert J. Hariri
Title:	Chairman of the Board

EXECUTIVE

/s/ Rick Toussaint
Rick Toussaint

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